Exhibit 4.1.3

EXECUTION

AMENDMENT NO. 3 TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This AMENDMENT NO. 3 TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Amendment No. 3”) is made and entered into as of the 11th day of May, 2010, by and among GREEN MOUNTAIN COFFEE ROASTERS, INC., a Delaware corporation (the “Borrower”), the Subsidiaries of Borrower as Guarantors, the lenders party hereto (collectively, the “Lenders” and, individually, a “Lender”), BANK OF AMERICA, N.A. as Administrative Agent (the “Agent”), L/C Issuer and Swing Line Lender, and BANC OF AMERICA SECURITIES LLC as sole lead Arranger (the “Arranger”) and sole Book Manager. Capitalized terms used herein without definition shall have the meaning assigned to such terms in the Credit Agreement (as defined below).

WHEREAS, Borrower, Agent and Lenders named therein are parties to that certain Amended and Restated Revolving Credit Agreement, dated as of December 3, 2007, as amended by that certain Amendment No. 1 to Amended and Restated Revolving Credit Agreement, dated as of July 18, 2008, and as further amended by that certain Agreement to Exercise Facility Increase Option and Amendment No. 2 to Amended and Restated Revolving Credit Agreement (as the same may be further amended and in effect from time to time, the “Credit Agreement”), which provides for a senior secured revolving credit facility of $225,000,000 (as the same may be amended or revised from time to time, the “Revolving Credit Facility”), and a senior secured Term Loan A facility in the original principal amount of $50,000,000, which was as a result of the exercise in full of the previously existing increase option (as the same may be amended from time to time, the “Term Loan Facility,” and together with the Revolving Credit Facility, the “Existing Credit Facilities”);

WHEREAS, Borrower has requested a new term loan in an aggregate amount of $140,000,000 (“Term Loan A1”);

WHEREAS, Borrower, Agent and Lenders are amending the Credit Agreement to effect the new Term Loan A1, which amendments are set forth in Part I hereof;

WHEREAS, in addition to the amendments related to adding Term Loan A1 to the existing Term Loan Facility, Borrower, Agent and Lenders are further amending the Credit Agreement to, among other things, add a new increase option in an aggregate amount of up to $100,000,000, increase the general basket for Investments, increase the amount of permitted Indebtedness on account of capital leases and purchase money obligations, and increase the general basket for unsecured permitted Indebtedness, which amendments are set forth in Part II hereof;

WHEREAS, contemporaneously with the effectiveness of this Amendment No. 3, Borrower is consummating the “Closing” under, and as defined in, the Agreement and Plan of Merger (“Merger Agreement”), dated December 7, 2009, among Borrower, Pebbles Acquisition Sub, Inc. and Diedrich Coffee, Inc. (the “Diedrich Acquisition”); and

WHEREAS, in connection with the Diedrich Acquisition, Lenders are granting a waiver to extend the time period within which Diedrich Coffee, Inc. (“Diedrich”), as a new Subsidiary, will be required to become a Guarantor under the Credit Agreement from 30 days to 120 days, and certain other waivers that will facilitate the planned closing mechanics of the Diedrich Acquisition in accordance with the Merger Agreement, which waivers are set forth in Part III hereof.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

PART I

TERM LOAN A1

1.    Definitions. Capitalized terms used herein without definition shall have the meaning assigned to such terms in the Credit Agreement.

2.    Amendments to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended as follows:

a.	by (i) deleting the definition of “Aggregate Commitments” in its entirety, and (ii) replacing it with the following:

““Aggregate Commitments” means the Commitments of all Lenders (including the Commitments to make the Term Loans), which amount, as of the effective date of Amendment No. 3 to Amended and Restated Revolving Credit Agreement, is $411,250,000, (A) less (i) any reductions pursuant to Section 2.06 of this Agreement, (ii) any prepayments or repayments of Term Loan A or Term Loan A1, and (iii) amortization of Term Loan A and Term Loan A1, (B) plus any increases pursuant to Section 2.14 of this Agreement, except that, all references to the “Aggregate Commitments” in Article II of this Agreement, other than Section 2.14 thereof, shall exclude Commitments attributable to the Term Loans.”

b.	by (i) deleting the definition of “Committed Loan” in its entirety, and (ii) replacing it with the following:

“Committed Loan” means Revolving Loans and Term Loans, except that, references to “Committed Loans” in Sections 2.01, 2.03 through 2.04, 2.06 and 2.09 through 2.12 of the shall continue to refer only to Revolving Loans.

c.	by (i) deleting the definition of “Loan Documents” in its entirety, and (ii) replacing it with the following:

““Loan Documents” means this Agreement (as amended from time to time), the Agreement to Exercise Facility Increase Option and Amendment No. 2 to Amended and Restated Revolving Credit Agreement (and any Note delivered pursuant thereto), Amendment No. 3 to Amended and Restated Revolving Credit Agreement (and any Note delivered pursuant thereto), each Note, each Issuer Document, the Fee Letter, each Collateral Document, the Guaranty and the Omnibus Amendment.”

d.	by (i) deleting the definition of “Outstanding Amount” in its entirety, and (ii) replacing it with the following:

““Outstanding Amount” means, (i) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments of Revolving Loans or Swing Line Loans, as the case may be, occurring on such date; (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts; (iii) with respect to Term Loan A on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments of Term Loan A occurring on or prior to such date; and (iv) with respect to Term Loan A1 on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments of Term Loan A occurring on or prior to such date.”

e.	by inserting in the appropriate alphabetical order the following new definitions:

“Amendment No. 3 to Amended and Restated Revolving Credit Agreement” means that certain Amendment No. 3 to Amended and Restated Revolving Credit Agreement, dated as of the          day of May, 2010, by and among Borrower, the Subsidiaries of Borrower as Guarantors, the lenders party thereto, Bank of America, N.A. as Administrative Agent, L/C Issuer and Swing Line Lender, and Banc of America Securities LLC as sole lead Arranger and sole Book Manager.

“Revolving Loans” means Committed Loans that are revolving loans made pursuant to Section 2.01 of this Agreement.

“Revolving Loan Lenders” means those lenders of Revolving Loans hereunder as set forth on Schedule A hereof, each of which shall be “Lenders” under and for all purposes of this Agreement.

“Term A Lenders” means those lenders of Term Loan A hereunder as set forth on Schedule A hereof, each of which shall be “Lenders” under and for all purposes of this Agreement.

“Term A1 Lenders” means those lenders of Term Loan A1 hereunder as set forth on Schedule A hereof, each of which shall be “Lenders” under and for all purposes of this Agreement.

“Term Loan A” means those certain senior secured term loans made by the Term A Lenders to Borrower, pursuant to the Agreement to Exercise Facility Increase Option and Amendment No. 2 to Amended and Restated Revolving Credit Agreement, in the original aggregate principal amount of $50,000,000.

“Term Loan A1” means those certain senior secured term loans made by Term A1 Lenders to Borrower, pursuant to Amendment No. 3 to Amended and Restated Revolving Credit Agreement, in the original aggregate principal amount of $140,000,000.

“Term Loans” means Term Loan A, Term Loan A1, and any term loans, if any, that may be made from time to time pursuant to Section 2.14.

3.    Applicable Percentage. “Applicable Percentage” as used in Article II of the Credit Agreement (other than Section 2.12(a)(ii)), shall continue to apply only to Revolving Loans, Swing Line Loans and Letters of Credit; except that, (i) with respect to any prepayments of Term Loan A under Section 2.05 of the Credit Agreement, or any repayments of Term Loan A, the term “Applicable Percentage” shall mean the Term Loan A Percentage of Term A Lenders as set forth on Schedule A hereto, and (ii) with respect to any prepayments of Term Loan A1 under Section 2.05 of the Credit Agreement, or any repayments of Term Loan A1, the term “Applicable Percentage” shall mean the Term Loan A1 Percentage of Term A1 Lenders as set forth on Schedule A hereto.

4.    Term Loan A1.

4.1    Generally. Subject to the terms and conditions of this Amendment No. 3, each Term A1 Lender severally agrees to lend to Borrower, and Borrower hereby agrees to borrow and repay to each Term A1 Lender in accordance with this Amendment No. 3 and the Credit Agreement, a Term Loan A1 in an original principal amount equal to the amount set forth on Schedule A hereto opposite such Term A1 Lender’s name, the aggregate principal amount of which is $140,000,000. Schedule A hereto reflects Term Loan A1, each Term A1 Lender’s Applicable Percentage of Term Loan A1, and each Lender’s Applicable Percentage of the Aggregate Commitments upon the effectiveness of Term Loan A1. Subject to the terms hereof, Term Loan A1 shall be disbursed immediately following the consummation of the Diedrich Acquisition, but on or before June 15, 2010 (the “Closing Date”).

4.2    Repayment; Prepayments. Borrower promises to repay Term Loan A1 on the Maturity Date, and on the dates and in the amounts set forth below:

DATE	AMOUNT
6/30/2010	$ 3,500,000
9/30/2010	$ 3,500,000
12/31/2010	$ 3,500,000
3/31/2011	$ 3,500,000
6/30/2011	$ 3,500,000
9/30/2011	$ 3,500,000
12/31/2011	$ 3,500,000
3/31/2012	$ 3,500,000
6/30/2012	$ 3,500,000
9/30/2012	$ 3,500,000
12/3/2012	$105,000,000 or the unpaid balance, whichever is more.

Amounts repaid on Term Loan A1 may not be reborrowed.

Borrower may, subject to the terms and conditions of Section 2.05(a) of the Credit Agreement, prepay Term Loan A1 at any time in whole or in part without premium or penalty upon written notice thereof in accordance with Section 2.05(a) thereof; provided, however, that simultaneously with any such prepayments, Borrower must prepay a proportional amount of the Revolving Loans and Term Loan A under the Credit Agreement. Any such prepayments shall be applied to the remaining scheduled payments of principal thereof pro rata against all remaining installments, and the amount of each Lender’s Applicable Percentage of such prepayment shall be such Lender’s Applicable Percentage with respect to each Loan as set forth on Schedule A hereto. Notwithstanding the foregoing, payments and prepayments made during the continuance of an Event of Default shall be applied in the manner specified in Section 8.03 of the Credit Agreement.

4.3     Interest Rate.

(a)    Subject to Section 2.8(b) of the Credit Agreement, (i) each Term Loan A1 that is a Eurodollar Rate Loan shall bear interest at the Eurodollar Rate plus 2.50% per annum, and Term Loan A1 shall, so long as the interest rate is based on the Eurodollar Rate, be deemed for all purposes of the Credit Agreement (other than under Section 2.08(a)(i) thereof) a Eurodollar Rate Loan, and (ii) each Term Loan A1 that is a Base Rate Loan shall bear interest at the Base Rate plus 1.50% per annum, and Term Loan A1 shall, so long as the interest rate is based on the Base Rate, be deemed for all purposes of the Credit Agreement (other than under Section 2.08(a)(ii) thereof) a Base Rate Loan.

(b)    Interest on Term Loan A1 shall be due and payable at the times and in the manner specified in the Credit Agreement for all Loans.

4.4    Borrowing, Conversion and Continuation of Term Loan A1. Borrower shall specify in the Committed Loan Notice for Term Loan A1, attached hereto as Exhibit A, whether Term Loan A1 shall initially be a Base Rate Committed Loan or a Eurodollar Rate Loan, and if the latter, the duration of the Interest Period relating thereto. Thereafter, Borrower may convert and continue all or any portion of Term Loan A1 as a Committed Loan of one Type or the other, in accordance with the terms of Section 2.02 of the Credit Agreement.

4.5    Security Interest. Term Loan A1, as a Loan under the Credit Agreement, shall share ratably with all other Loans and other Obligations under the Credit Agreement in respect to all Collateral existing from time to time under the Existing Credit Facilities, any treasury management and foreign exchange arrangements and any interest rate swap or similar agreements with any Lender under the Existing Credit Facilities.

4.6    Notes. If any Term A1 Lender requests a Note pursuant to Section 2.11(a) of the Credit Agreement to evidence such Term A1 Lender’s Term Loan A1, the Note to be issued with respect thereto shall be in the form of Exhibit B to this Amendment No. 3.

5.    Agreement of Term A1 Lenders. Each Term A1 Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Term Loan Facility as a Term A1 Lender. Each Term A1 Lender also acknowledges that it will, independently and without reliance upon Agent or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Amendment No. 3 and any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

6.    Use of Proceeds. The proceeds of Term Loan A1 shall be used to pay a portion of the purchase price for the Diedrich Acquisition and for general corporate purposes of Borrower following the Diedrich Acquisition, and shall not be in contravention of any Law or of any Loan Document.

PART II

ADDITIONAL AMENDMENTS TO CREDIT AGREEMENT

7.    Additional Amendments.

7.1.    Section 2.14 of the Credit Agreement is hereby inserted as follows:

“2.14  Increase in Facility

(a)

Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Agent (who shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $100,000,000.00; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Borrower may make a maximum of three such requests, and (iii) any such increase shall be in the form of an increase to the Revolving Loans. At the time of sending such notice, the Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)	Lender Elections to Increase. Each Lender shall notify the Agent in writing within such time period whether or not it agrees to increase its Commitment for Revolving Loans and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. No Lender shall have any obligation to increase its Commitment.

(c)	Notification by Agent; Additional Lenders. The Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent and its counsel.

(d)	Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)	Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default exists or will exist immediately following the effectiveness of the requested increase.

(f)	Amendments. To the extent necessary to implement any increases in the Aggregate Commitments pursuant to this Section, Agent and Borrower shall amend Schedule A and the definition of “Applicable Percentage” to reflect such increase without the need of further consent by the Required Lenders.

(g)	Conflicting Provisions. This Section shall supersede any provisions in Section 10.01 to the contrary.”

7.2    Section 7.02(j) of the Credit Agreement is amended by (i) deleting the reference to “$1,000,000”; and (ii) replacing it with the following: “$5,000,000”.

7.3    Section 7.03(e) of the Credit Agreement is amended by (i) deleting the reference to “$10,000,000”; and (ii) replacing it with the following: “$20,000,000”.

7.4    Section 7.03(h) of the Credit Agreement is amended by: (i) deleting the reference to “$1,000,000”; and (ii) replacing it with the following: “$10,000,000”.

PART III

WAIVERS

8.    Waivers.

8.1    Reference is made to Section 6.13 of the Credit Agreement, which requires Borrower to notify Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within 30 days), cause any such Domestic Subsidiary to become a Guarantor by executing and delivering to Agent a counterpart of the Guaranty or such other document as Agent shall deem appropriate for such purpose in form, content and scope reasonably satisfactory to Agent.

8.2    In connection with Borrower’s consummation of the Diedrich Acquisition, Diedrich has become a new Domestic Subsidiary of Borrower.

8.3    Agent and Lenders agree to extend the period within which Section 6.13 requires Borrower to cause Diedrich to comply with clauses (a) and (b) of Section 6.13 of the Credit Agreement from 30 days to 120 days from the date Diedrich becomes a Subsidiary. Notwithstanding the foregoing, Borrower shall pledge all of the Equity Interests it acquires in Diedrich on a rolling, as-acquired basis, as required by Section 6.16 the Credit Agreement.

8.4    Reference is further made to Section 7.03(g) of the Credit Agreement, which prohibits Indebtedness owning to sellers in Permitted Acquisitions in excess of $2,000,000 in the aggregate at any one time.

(a)    In order to consummate the Diedrich Acquisition, Borrower may be required to exercise its “Top-Up Option” (as defined in the Merger Agreement), pursuant to which Borrower would purchase a certain number of newly issued shares of common stock of Diedrich. Pursuant to the terms of the Merger Agreement, Borrower may pay for any such shares by executing and delivering to Diedrich a promissory note.

(b)    For the sole purpose of facilitating the Borrower’s exercise of its Top-Up Option in order to consummate the Diedrich Acquisition, Agent and Lenders hereby waive Section 7.03(g) of the Credit Agreement to the extent necessary to permit Borrower to execute and deliver such a promissory note, provided that such promissory note shall not remain outstanding for more than one (1) Business Day.

8.5    The waivers granted herein are limited solely to the Diedrich Acquisition and time period and shall not extend to or affect the application of Section 6.13 or Section 7.03(g) to any other Permitted Acquisition or other formation of a new Domestic Subsidiary.

PART IV

OMNIBUS PROVISIONS

9.    Upfront Fees. Borrower shall pay to Agent, for the account of the Lenders set forth below, a fee (the “Upfront Fee”) as follows: (i) for each Term A1 Lender, an amount equal to 50 basis points on the amount of such Term A1 Lender’s Term Loan A1 Commitment; and, (ii) for all Lenders signatory hereto, whether or not participating in Term Loan A1, an amount equal to 12.5 basis points on each such Lender’s Aggregate Commitments as an amendment fee in consideration for each such Lender’s consent to this Amendment No. 3. The Upfront Fee shall be payable by Borrower to Agent in full on the Closing Date.

10.    Conditions to Effectiveness of this Amendment No. 3. The effectiveness of this Amendment No. 3, and the obligation of each Term A1 Lender to make Term Loan A1 pursuant to this Amendment No. 3, are subject to the satisfaction of each of the following conditions precedent:

10.1    Agent’s receipt of the following, each of which shall be originals or PDF versions (in each case followed promptly by originals), each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date and each in form and substance reasonably satisfactory to Agent:

(a)    executed counterparts of this Amendment No. 3 by Borrower, Agent and each Lender and the Consent of Guarantor attached hereto as Exhibit C by each Guarantor, sufficient in number for distribution to Agent, each Lender and Borrower;

(b)    with respect to each Term A1 Lender, a Note executed by Borrower in favor of each Term A1 Lender requesting a Note, which shall be in the form of Exhibit B hereto;

(c)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment No. 3 and the other Loan Documents provided in connection herewith to which such Loan Party is a party, and certifying and attaching the resolutions adopted by such Loan Party approving or consenting to Term Loan A1, the amendments to the Credit Agreement, and the waiver and extension of the 30-day guaranty requirement for Diedrich;

(d)    such documents and certifications as Agent may reasonably require to evidence that each Loan Party is duly organized, validly existing, in good standing and qualified to engage in business in each jurisdiction where such qualification is required, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(e)    a favorable opinion of counsel to the Loan Parties reasonably acceptable to Agent addressed to Agent and each Lender, as to the matters set forth concerning the Loan Parties and the Loan Documents in the form and substance previously delivered to Agent pursuant to the Credit Agreement;

(f)    a certificate signed by a Responsible Officer of Borrower certifying that:

(i)    before and after giving effect to the Diedrich Acquisition, the borrowing of Term Loan A1 and this Amendment No. 3, (1) no Default or Event of Default exists or would result from the Diedrich Acquisition, the borrowing of Term Loan A1 or from the application of the proceeds thereof, and (2) the representations and warranties contained in Article V of the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date. For purposes hereof, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement;

(ii)    there has not occurred any event or state of facts that constitutes or reflects the occurrence of a Material Adverse Effect under the Credit Agreement since September 30, 2008;

(iii)    there is no action, suit, investigation or proceeding pending or, to the knowledge of Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to (x) have a Material Adverse Effect, (y) adversely affect the ability of Borrower and the other Loan Parties to perform their obligations under any of the Diedrich Acquisition, the Credit Agreement or this Amendment No. 3 or (z) adversely affect the rights and remedies of Agent or the Lenders under the Existing Credit Facilities; and

(iv)    all consents, licenses, permits and approvals necessary for the execution, delivery and performance of this Amendment No. 3 have been obtained and are in full force and effect;

(g)    receipt by Agent of the financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter ended September 26, 2009, and the certificates with respect thereto required by Section 6.02 of the Credit Agreement, and such financial statements and certificates shall not reflect the occurrence of any Material Adverse Effect since September 27, 2008;

10.2    Receipt by Agent of payment in cash of the fees in the amounts specified in the Fee Letter, dated December 18, 2009, by and between Borrower, Agent and Banc of America Securities LLC, as the Arranger;

10.3    Borrower shall have paid all reasonable expenses, including, but not limited to, reasonable fees, charges and disbursements of counsel to Agent and Arranger (directly to such counsel if requested by Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such expenses, fees, charges and disbursements as shall constitute its reasonable estimate of such expenses, fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent), whether or not the closing occurs;

10.4    On the Closing Date, after giving effect to the Diedrich Acquisition and the borrowing of Term Loan A1, Borrower shall, on a consolidated basis, have a Leverage Ratio (as hereinafter defined) not exceeding 2.50:1.00. The “Leverage Ratio” shall mean the ratio of Funded Debt, determined on a pro forma basis as of the date of the Closing of the Diedrich Acquisition, to Adjusted EBITDA (as defined in the Credit Agreement), determined as of the most recently completed fiscal quarter of Borrower for which a pro forma Compliance Certificate has been delivered, and calculated in a pro forma basis in the manner provided for by the Credit Agreement;

10.5    Agent and Lenders shall have received from Borrower updated financial projections and business assumptions covering the period until the Maturity Date, which shall be in a form and substance reasonably satisfactory to Agent and the Arranger;

10.6    Receipt by Agent of the Upfront Fees payable to Lenders; and

10.7    On the Closing Date, contemporaneously with the effectiveness of this Amendment No. 3, Borrower will have consummated the Closing of the Diedrich Acquisition.

Without limiting the generality of the provisions of Section 9.04 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 10, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

11.    Representations and Warranties. Borrower represents and warrants to Agent and the Lenders as follows:

11.1    Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

11.2    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Amendment No. 3 and other Loan Documents to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

11.3    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Amendment No. 3 or any Loan Document other than customary filings with respect to Collateral.

11.4    Binding Effect. This Agreement has been, and each other Loan Document to be executed in connection herewith, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other such Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting creditors and general principles of equity.

11.5    Credit Agreement. Before and after giving effect to Term Loan A1 and this Amendment No. 3, the representations and warranties contained in Article V of the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date. For purposes hereof, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement.

12.    Ratification, etc. Except as otherwise expressly provided hereunder, the Credit Agreement, the other Loan Documents and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect. This Amendment No. 3 and the Credit Agreement as previously amended shall hereafter be read and construed as a single document.

13.    Miscellaneous.

13.1    Counterparts. This Amendment No. 3 may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment No. 3 by telecopy or PDF shall be as effective as delivery of an original executed counterpart of this Amendment No. 3.

13.2    Severability. If any provision of this Amendment No. 3 or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment No. 3 and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.3    GOVERNING LAW; JURISDICTION; ETC. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amendment No. 3 as a sealed instrument as of the date first set forth above.

BORROWER:

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ Frances G. Rathke
Name:	Frances G. Rathke
Title:	Chief Financial Officer and Treasurer

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Roberto Salazar
Name:	Roberto Salazar
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, Swing Line Lender and L/C Issuer		KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Christopher S. Allen	By:	/s/ Martin J. Costello
Name:	Christopher S. Allen	Name:	Martin J. Costello
Title:	Senior Vice President	Title:	Vice President

BANC OF AMERICA SECURITIES LLC, as Arranger		BMO CAPITAL MARKETS FINANCING, INC., as Co-Documentation Manager

By:	/s/ Mark Hardison	By:	/s/ Tara Cuprisin
Name:	Mark Hardison	Name:	Tara Cuprisin
Title:	Vice President	Title:	Vice President

SOVEREIGN BANK, as Syndication Agent		BMO CAPITAL MARKETS FINANCING, INC., as a Lender

By:	/s/ Karen Ng	By:	/s/ Tara Cuprisin
Name:	Karen Ng	Name:	Tara Cuprisin
Title:	Vice President	Title:	Vice President

SOVEREIGN BANK, as a Lender		COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH, as a Lender

By:	/s/ Karen Ng	By:	/s/ Theodore W. Cox
Name:	Karen Ng	Name:	Theodore W. Cox
Title:	Vice President	Title:	Executive Director

		By:	/s/ Rebecca Morrow
		Name:	Rebecca Morrow
		Title:	Executive Director

TD BANK, N.A., as Documentation Agent		BROWN BROTHERS HARRIMAN & CO., as a Lender

By:	/s/ Douglas S. Graham	By:	/s/ J.E. Hall
Name:	Douglas S. Graham	Name:	J.E. Hall
Title:	Senior Vice President	Title:	Managing Director

TD BANK, N.A., as a Lender		HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Douglas S. Graham	By:	/s/ David A. Carroll
Name:	Douglas S. Graham	Name:	David A. Carroll
Title:	Senior Vice President	Title:	Vice President, Senior Relationship Manager

SUNTRUST BANK, as a Lender

By:	/s/ Gabe Bonfield
Name:	Gabe Bonfield
Title:	Vice President

SCHEDULE A

COMMITMENTS, TERM LOAN A, TERM LOAN A1 AND APPLICABLE PERCENTAGES

	REVOLVING LOANS (Committed Loans Pursuant to Section 2.01 of the Credit Agreement)		TERM LOAN A		TERM LOAN A1		ALL LOANS
Lender	Commitment Amount	Revolving Percentage	Term Loan A Amount	Term Loan A Percentage	Term Loan A1 Amount	Term Loan A1 Percentage	Amount of All Loans	Percentage of All Loans
Bank of America, N.A.	$50,000,000	22.22222222%	$10,175,000	22.0%	$28,000,000	20.0%	$88,175,000	21.440729%
Sovereign Bank	$30,500,000	13.55555556%	$6,290,000	13.6%	$17,000,000	12.1428571%	$53,790,000	13.079635%
TD Bank, N.A.	$30,500,000	13.55555556%	$6,660,000	14.4%	$20,000,000	14.2857143%	$57,160,000	13.899088%
BMO Capital Markets Financing, Inc.	$23,000,000	10.22222222%	N/A	N/A	N/A	N/A	$23,000,000	5.592705%
KeyBank National Association	$23,000,000	10.22222222%	N/A	N/A	$10,000,000	7.1428571%	$33,000,000	8.024316%
Rabobank Nederland, New York Branch	$23,000,000	10.22222222%	$4,625,000	10.0%	$20,000,000	14.2857143%	$47,625,000	11.580547%
Brown Brothers Harriman & Co.	$15,000,000	6.66666667%	N/A	N/A	N/A	N/A	$15,000,000	3.647416%
HSBC Bank USA, National Association	$15,000,000	6.66666667%	$9,250,000	20.0%	$20,000,000	14.2857143%	$44,250,000	10.759878%
Sun Trust Bank	$15,000,000	6.66666667%	$9,250,000	20.0%	$25,000,000	17.8571429%	$49,250,000	11.975684%

TOTAL	$225,000,000	100.00000000%	$46,250,000	100.00000%	$140,000,000	100.00000%	$411,250,000	100.000%

EXHIBIT A

Form of Committed Loan Notice for Term Loan A1

Date: [                 ] [    ], 2010

Bank of America, N.A., as Administrative Agent

100 Federal Street

Boston, MA 02110

Attention: [                                    ]

Re:	Green Mountain Coffee Roasters, Inc. – Committed Loan Notice for Term Loan A1

Ladies and Gentlemen:

Green Mountain Coffee Roasters, Inc. (the “Borrower”) hereby submits this Committed Loan Notice for Term Loan A1 pursuant to Section 2.02 of the Amended and Restated Credit Agreement, dated as of December 3, 2007, as amended by that certain Amendment No. 1 to Amended and Restated Revolving Credit Agreement, dated as of July 18, 2008, as further amended by that certain Agreement to Exercise Facility Increase Option and Amendment No. 2 to Amended and Restated Revolving Credit Agreement, as further amended by that certain Amendment No. 3 to Amended and Restated Revolving Credit Facility (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Borrower, its Subsidiaries as Guarantors, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent (the “Agent”), L/C Issuer and Swing Line Lender, Banc of America Securities LLC as sole Lead Arranger and sole Book Manager, Sovereign Bank as Syndication Agent, TD Bank, N.A. as Documentation Agent, and BMO Capital Markets Financing, Inc. and KeyBank National Association as Co-Documentation Managers. All capitalized terms used in this Committed Loan Notice for Term Loan A1 shall have the respective meanings provided therefore in the Credit Agreement.

Borrower hereby represents, warrants and certifies to you that (a) Borrower has performed and complied with all of the terms and conditions contained in the Credit Agreement required to be performed or complied with by Borrower prior to or at the time of the Borrowing requested hereunder, (b) the representations and warranties of Borrower contained in the Credit Agreement or otherwise made by Borrower in connection with the transactions contemplated thereby were true and correct in all material respects when made and are true and correct in all material respects on and as of the date hereof with the same effect as if made herein (except to the extent that such representations and warranties relate expressly to an earlier date) and (c) at and as of the date hereof, Borrower is not in default of any of its Obligations under the Credit Agreement, and no Default or Event of Default exists.

[Use applicable section]

Request for Term Loan A11. The undersigned hereby requests that the Term A1 Lenders make a Term Loan A1 on the Closing Date (as defined in Amendment No. 3) for the Interest Period commencing on the Closing Date and ending on [                    ]2 in the aggregate principal amount of $140,000,000.

[or]

Request for [Conversion] [Continuation] [Type of Loan]3. The undersigned hereby requests a [conversion] [continuation] of a [Type of Loan] on [insert requested date of conversion or continuation, as applicable]4 [for the Interest Period commencing on [requested date of Borrowing] and ending on                     ]5 in the principal amount of [$                    ].6

[Remainder of Page Left Blank]

[1]	Term Loan A1 requests must be received by Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.
[2]	For Eurodollar Rate Loans, one, two, three or six months after the requested date of Borrowing (as set forth in more detail in Credit Agreement).
[3]	See fn.1 above.
[4]	Requested day of conversion or continuation must be a Business Day.
[5]	See fn.2 above.
[6]	Each conversion to or continuation of Eurodollar Rate Loans shall be in the principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof.

IN WITNESS WHEREOF, the undersigned has caused this Committed Loan Notice for Term Loan A1 to be signed as an instrument under seal by its duly authorized officer as of the day and year first above written.

BORROWER:

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:
Name:
Title:

EXHIBIT B

Form of Term Loan A1 Note

$ [ ]	[ ] [ ], 2010

FOR VALUE RECEIVED, the undersigned (“Borrower”), hereby promises to pay to                                                   or registered assigns (“Term A1 Lender”) the principal amount set forth above, in accordance with the provisions of that certain Amended and Restated Credit Agreement, dated as of December 3, 2007, as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated as of July 18, 2008, as further amended by that certain Agreement to Exercise Facility Increase Option and Amendment No. 2 to Amended and Restated Revolving Credit Agreement, dated as of June 29, 2009, as further amended by that certain Amendment No. 3 to Amended and Restated Revolving Credit Agreement, dated as of January [        ], 2010, by and among Borrower, Subsidiaries of Borrower as Guarantors, the Lenders identified therein, Bank of America, N.A., as Administrative Agent (the “Agent”), L/C Issuers and Swing Line Lender, and Banc of America Securities LLC, as sole Lead Arranger (the “Arranger”) and sole Book Manager (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”).

Borrower promises to pay interest on the unpaid principal amount of Term Loan A1 from the date made until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to Agent for the account of Term A1 Lender in Dollars in immediately available funds at the Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty (as defined in the Credit Agreement) and is secured by the Collateral (as defined in the Credit Agreement). Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by Term A1 Lender shall be evidenced by one or more loan accounts or records maintained by Term A1 Lender in the ordinary course of business. The Term A1 Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Term Loan A1 and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.

IN WITNESS WHEREOF, the undersigned has caused this Term Loan A1 Note to be signed as an instrument under seal by its duly authorized officer as of the day and year first above written.

BORROWER:

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:
Name:
Title:

EXHIBIT C

Consent of Guarantor

The undersigned guarantor (the “Guarantor”) has guaranteed all of the Obligations under (and as defined in) the Amended and Restated Credit Agreement, dated as of December 3, 2007, as amended by that certain Amendment No. 1 to Amended and Restated Revolving Credit Agreement, dated as of July 18, 2008, as amended further by that certain Agreement to Exercise Facility Increase Option and Amendment No. 2 to Amended and Restated Revolving Credit Agreement, dated as of June 29, 2009 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Borrower, its Subsidiaries as Guarantors, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent (the “Agent”), L/C Issuer and Swing Line Lender, Banc of America Securities LLC as sole Lead Arranger and sole Book Manager, Sovereign Bank as Syndication Agent, TD Bank, N.A. as Documentation Agent, and BMO Capital Markets Financing, Inc. and KeyBank National Association as Co-Documentation Managers. By executing this consent, the Guarantor hereby absolutely and unconditionally reaffirms to the Lenders that the Guarantor’s Guaranty remains in full force and effect and covers all Obligations under the Credit Agreement, including Term Loan A and Term Loan A1. In addition, the Guarantor hereby acknowledges and agrees to the terms and conditions of Amendment No. 3 to Amended and Restated Revolving Credit Agreement, dated as of January [        ], 2010, among Borrower, Agent and the Lenders named therein, and of the Credit Agreement and the other Loan Documents as affected hereby (including, without limitation, the making of the representations and warranties and the performance of the covenants applicable to it herein or therein).

[KEURIG, INCORPORATED

By:
Name:
Title:]

[TRAIN STATION CAFÉ

By:
Name:
Title:]

[PEBBLES ACQUISITION SUB, INC.

By:
Name:
Title:]